As filed with the Securities and Exchange Commission on July 8, 2004

Registration No.

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FUNDTECH LTD.

(Exact name of registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12 Ha’hilazon Street, 5th Floor Ramat Gan, Israel	52522
(Address of Principal Executive Offices)	(Zip Code)

FUNDTECH LTD. 1996 EMPLOYEE STOCK OPTION PLAN FOR THE EMPLOYEES OF FUNDTECH LTD.

FUNDTECH LTD. 1997 STOCK OPTION PLAN FOR FUNDTECH CORPORATION

1997 ISRAELI SHARE OPTION PLAN

FUNDTECH LTD. 1999 EMPLOYEE OPTION PLAN

FUNDTECH LTD. DIRECTORS OPTION PLAN

(Full title of the plan)

FUNDTECH CORPORATION

30 MONTGOMERY STREET

JERSEY CITY, NJ 07302

(Name and address of agent for service)

(201) 946-1100

(Telephone number, including area code, of agent for service)

Copies to:

Joseph J. Aulenti Fundtech Corporation 30 Montgomery Street Jersey City, NJ 07302 Telephone No.: 201-946-1100 Telecopier No.: 201-946-1801	Clifford M.J. Felig Meitar Geva Liquornik & Leshem Brandwein 16 Aba Hillel Silver Road Ramat Gan 52506, Israel Telephone No.: (972-3) 610-3100 Telecopier No.: (972-3) 610-3111

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, par value NIS 0.01 per share	2,019,874	$5.57(2)	$11,250,698	$1,426
Ordinary Shares, par value NIS 0.01 per share	641,079	$7.82(3)	$5,013,238	$635.3

(1)	This Registration Statement shall also cover such indeterminate number of Ordinary Shares as may be issued to prevent dilution resulting from stock dividends, stock splits or similar transactions effected without the registrant’s receipt of consideration, which transactions result in an increase in the number of outstanding Ordinary Shares of the registrant, in accordance with Rule 416 under the Securities Act of 1933.

(2)	Represents a weighted average exercise price of $5.57 per each Ordinary Share underlying outstanding stock options.

(3)	Estimated solely for the purpose of calculating the registration fee on the basis of, pursuant to Rule 457(c) and (h) promulgated under the Securities Act of 1933, the average of the high and low sale prices per Ordinary Share on the Nasdaq National Market on July 2, 2004, with respect to 641,079 Ordinary Shares subject to future grants under the plans underlying this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

INCORPORATION BY REFERENCE

The contents of the registrant’s Registration Statement on Form S-8, File No. 333-9380, filed with the Securities and Exchange Commission on February 25, 2000, are hereby incorporated by reference with the exception of Exhibits 5.1, 23.1, 23.2 and 24.1, which are provided herewith.

ADDITIONAL INFORMATION

1. On February 25, 2000, the registrant registered an aggregate of 934,747 Ordinary Shares for issuance under the Fundtech Ltd. 1996 Employee Stock Option Plan for the Employees of Fundtech Ltd. (the “1996 Plan”), the 1997 Israeli Share Option Plan (the “1997 Israeli Plan”), the Fundtech Ltd. 1997 Stock Option Plan for Fundtech Corporation (the “1997 U.S. Plan” and, together with the Israeli Plan, the “1997 Plans”), the Fundtech Ltd. 1999 Employee Option Plan (the “1999 Plan”), and the Fundtech Ltd. Directors Option Plan (the “Directors Plan”), on a Form S-8 Registration Statement, File Number 333-9380.

2. On November 30, 2000, the following changes were made to the number of Ordinary Shares underlying the foregoing plans:

(i) The number of Ordinary Shares underlying the 1997 Israeli Plan was increased by 475,000 Ordinary Shares, from 275,000 Ordinary Shares to 750,000 Ordinary Shares;

(ii) The number of Ordinary Shares underlying the 1999 Plan was increased by 448,000 Ordinary Shares, from 500,000 Ordinary Shares to 948,000 Ordinary Shares; and

(iii) The number of Ordinary Shares underlying the Directors Plan was increased by 27,000 Ordinary Shares, from 110,000 Ordinary Shares to 137,000 Ordinary Shares.

3. On January 31, 2002, the following changes were made to the number and allocation of Ordinary Shares underlying the foregoing plans:

(i) The number of Ordinary Shares underlying the 1997 Israeli Plan was reduced from 750,000 Ordinary Shares to 531,143 Ordinary Shares, pursuant to the transfer of 218,857 Ordinary Shares to the 1999 Plan;

(ii) The number of Ordinary Shares underlying the 1997 U.S. Plan was reduced from 626,747 Ordinary Shares to 492,311 Ordinary Shares, pursuant to the transfer of 134,436 Ordinary Shares to the 1999 Plan;

(iii) The number of Ordinary Shares underlying the 1999 Plan was increased by a total of 385,045 Ordinary Shares, from 948,000 Ordinary Shares to 1,333,045 Ordinary Shares, pursuant to the transfers described in clauses (i) and (ii) above; and

(iv) The number of Ordinary Shares underlying the Directors Plan was increased by 100,000 Ordinary Shares, from 137,000 Ordinary Shares to 237,000 Ordinary Shares.

4. On October 28, 2002, the following changes were made to the number and allocation of Ordinary Shares underlying the foregoing plans:

(i) The number of Ordinary Shares underlying the 1997 Israeli Plan was reduced from 531,143 Ordinary Shares to 39,329 Ordinary Shares, pursuant to the transfer of 491,814 Ordinary Shares to the 1999 Plan;

(ii) The number of Ordinary Shares underlying the 1997 U.S. Plan was reduced from 492,311 Ordinary Shares to 161,355 Ordinary Shares, pursuant to the transfer of 330,956 Ordinary Shares to the 1999 Plan;

(iii) The number of Ordinary Shares underlying the 1999 Plan was increased by a total of 822,770 Ordinary Shares, from 1,333,045 Ordinary Shares to 2,155,815 Ordinary Shares, pursuant to the transfers described in clauses (i) and (ii) above; and

(iv) The number of Ordinary Shares underlying the Directors Plan was increased by 100,000 Ordinary Shares, from 237,000 Ordinary Shares to 337,000 Ordinary Shares.

5. On December 18, 2003, the following changes were made to the number of Ordinary Shares underlying the foregoing plans:

(i) The number of Ordinary Shares underlying the 1999 Plan was increased by a total of 500,000 Ordinary Shares, from 2,155,815 Ordinary Shares to 2,655,815 Ordinary Shares; and

(ii) The number of Ordinary Shares underlying the Directors Plan was increased by 100,000 Ordinary Shares, from 337,000 Ordinary Shares to 437,000 Ordinary Shares.

6. The following table shows, as of the date hereof, the total number of Ordinary Shares underlying each of the foregoing plans, the total number of Ordinary Shares underlying options that have been granted under each of the plans and the total number of Ordinary Shares available for future grants under each of the plans:

	Total number of Ordinary Shares underlying plan	Total number of Ordinary Shares underlying options that have been granted under plan and are outstanding	Total number of Ordinary Shares available for future grants under plan
1996 Plan	295,076	295,076	0
1997 Israeli Plan	39,329	39,329	0
1997 U.S. Plan	157,905	157,905	0
1999 Plan	2,655,815	2,142,736	513,079
Directors Plan	437,000	309,000	128,000

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ramat Gan, State of Israel, on this 8th day of July, 2004.

FUNDTECH LTD.

/s/ YORAM BIBRING
Yoram Bibring
Title:	Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Yoram Bibring and Joseph J. Aulenti, and each of them with power of substitution, as his attorney-in-fact, in all capacities, to sign any amendments to this Registration Statement (including post-effective amendments) and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-facts or their substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ GIDEON ARGOV Gideon Argov	Chairman of the Board of Directors	July 8, 2004

/s/ REUVEN BEN MENACHEM Reuven Ben Menachem	Chief Executive Officer (principal executive officer)	July 8, 2004

/s/ YORAM BIBRING Yoram Bibring	Chief Financial Officer (principal financial officer and principal accounting officer)	July 8, 2004

/s/ YAFFA KRINDEL Yaffa Krindel	Director	July 8, 2004

/s/ GEORGE M. LIEBERMAN George M. Lieberman	Director	July 8, 2004

/s/ STANLEY STERN Stanley Stern	Director	July 8, 2004

/s/ GIL WEISER Gil Weiser	Director	July 8, 2004

/s/ BEN-ZION ZILBERFARB Ben-Zion Zilberfarb	Director	July 8, 2004

Authorized Representative in the U.S:

Fundtech Corporation

By:	/s/ YORAM BIBRING
Name:	Yoram Bibring
Title:	Chief Financial Officer
Date:	July 8, 2004

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Joseph J. Aulenti, counsel to the registrant, as to the legality of the securities being offered under this Registration Statement.

23.1	Consent of Brightman Almagor & Co.

23.2	Consent of Joseph J. Aulenti (included in Exhibit 5.1).

23.3	Consent of Ernst & Young.

24.1	Power of Attorney (see page 3 of this Registration Statement).